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      AUTOMATIC INDEMNITY REINSURANCE AGREEMENT AMENDED AND RESTATED AS OF
                                 JANUARY 1, 2010

CEDING COMPANY:      LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                     (hereinafter referred to as the "Ceding Company")

REINSURER:           LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED
                     (hereinafter referred to as the "Reinsurer")

EFFECTIVE DATE:      December 31, 2007

AMENDMENT DATE:      January 1, 2010

Commencing on the Effective Date and any Amendment Date thereafter, the Ceding Company will submit and the Reinsurer agrees to accept the Ceding Company's Guaranteed Benefit (GB) risks as defined in Schedule A, associated with the Contracts listed in Schedule B, subject to the provisions of this Agreement.

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                                TABLE OF CONTENTS

ARTICLE I     DEFINITIONS                                                      1
ARTICLE II    AUTOMATIC REINSURANCE                                            2
ARTICLE III   PREMIUMS, PAYMENTS, EXPENSES AND REPORTING                       3
ARTICLE IV    ERRORS                                                           5
ARTICLE V     FORMS                                                            5
ARTICLE VI    REPRESENTATIONS, WARRANTIES AND COVENANTS                        5
ARTICLE VII   AUDIT AND INSPECTION                                             6
ARTICLE VIII  CONFIDENTIALITY                                                  6
ARTICLE IX    INSOLVENCY                                                       7
ARTICLE X     PARTIES TO THE AGREEMENT                                         8
ARTICLE XI    DURATION AND TERMINATION OF AGREEMENT                            8
ARTICLE XII   RESERVE CREDIT                                                   9
ARTICLE XIII  ARBITRATION                                                     12
ARTICLE XIV   DEFERRED ACQUISITION COST TAX ELECTION                          13
ARTICLE XV    ENTIRE AGREEMENT                                                13
ARTICLE XVI   MISCELLANEOUS                                                   14
SCHEDULE A    GB REINSURANCE BENEFITS                                         18
SCHEDULE B    CONTRACTS WITH ACCEPTED COVERAGES                               19
SCHEDULE C    PREMIUM RATE SCHEDULE                                           20
SCHEDULE D    REPORTS                                                         22
SCHEDULE E    ARBITRATION                                                     23


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                                    ARTICLE I
                                   DEFINITIONS

AGREEMENT means this Automatic Indemnity Reinsurance Agreement.

AMENDMENT DATE is January 1, 2010

BASE REINSURANCE PREMIUM(S) means the premium so designated and calculated as described in Schedule C.

CEDING COMPANY means Lincoln Life & Annuity Company of New York

CONFIDENTIAL INFORMATION means any and all information acquired by the Reinsurer or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of either information readily available in the public domain or information acquired from sources other than the other party.

CONTRACT(S) means those specific annuity contracts enumerated in Schedule B.

EFFECTIVE DATE is December 31, 2007

EPRC means Reinsurer's expense, profit and risk charge, calculated as described in Article III, Section 5.

GAAP RESERVE(S) means the Ceding Company's net reserves calculated using U.S. Generally Accepted Accounting Principles ("GAAP") before reinsurance under this Agreement, less the Ceding Company's net reserves for GAAP purposes after reinsurance under this Agreement.

GB means Guaranteed Benefits and refers specifically to those guaranteed living benefits specified in Schedule A.

INDIVIDUAL POLICY means a Contract issued to a contractholder.

MATERIAL CHANGE means a modification to a practice, procedure or condition that a prudent insurance executive would consider as likely to impact on experience under this Agreement.

REINSURER means Lincoln National Reinsurance Company (Barbados) Limited

STATUTORY RESERVE(S) means the Ceding Company's net reserves for New York's insurance regulatory purposes before reinsurance under this Agreement, less the Ceding Company's net reserves for New York insurance regulatory purposes after reinsurance under this Agreement. For purposes of this Agreement, Statutory Reserves shall be computed on a basis consistent with the Ceding Company's New York insurance regulatory reporting valuation practices as of December 1, 2007.

TREATY RESERVE(S) means the greater of the GAAP Reserve(s) and the Statutory Reserve(s).


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TRUST ACCOUNT means the account established pursuant to the Trust Agreement.

TRUST AGREEMENT means that trust agreement among the Reinsurer, as grantor, the Ceding Company, as beneficiary, and Bank of New York, as trustee, entered into contemporaneously with this Agreement pursuant to Article XII, Section 2, including any amendments and successor agreements thereto.

TRUSTEE means Bank of New York and its successors as trustee, if any, pursuant to the Trust Agreement.

                                   ARTICLE II
                              AUTOMATIC REINSURANCE

1.   CESSION

     Beginning with the Effective Date of this Agreement, the Ceding Company will cede and the Reinsurer will accept, subject to the limits and conditions set forth in this Agreement and the attached Schedules, reinsurance of a quota share equal to 100% of the GB risks attached to the Contracts as specified in Schedule B.

2.   COVERAGE

     This Agreement covers the Ceding Company's liability for all GB liabilities either issued or assumed by the Ceding Company, as contained in the Contracts enumerated in Schedule B. It does not include any liability arising under the Contracts other than those specifically attributable to GB claims.

3.   NEW ANNUITY CONTRACTS OR REVISIONS

     The Ceding Company may cede to the Reinsurer liability for GB claims with respect to a new annuity contract, or a revised version of an annuity contract where such revision affects the calculation of the GB risks, simply by providing the Reinsurer with written notice of such intention together with a copy of the proposed annuity contract, or revision. In addition, to the extent that Ceding Company reinsures GB risks of any life insurance company affiliate, the Ceding Company may automatically retrocede such GB risks to the Reinsurer by providing Reinsurer with: a) written notice of its intention to retrocede such risks; and, b) all necessary and appropriate documentation reasonably requested by the Reinsurer. Unless the Reinsurer rejects the changes in writing within thirty (30) days after receipt of the additions and revisions, such retrocessions, additions and revisions shall automatically be included in this Agreement. Schedules A and B shall be updated as necessary to reflect the addition of Contracts and revisions to Contracts covered under this Agreement. Notwithstanding the foregoing, the Reinsurer retains the right to terminate this Agreement as to new business according to the terms of Article XI, Section 2.


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                                   ARTICLE III
                          PREMIUMS, PAYMENTS, EXPENSES
                                  AND REPORTING

1.   REINSURANCE PREMIUMS AND CEDING COMMISSION

     A. Both the Initial Reinsurance Premium and the Base Reinsurance Premium shall be determined in accordance with Schedule C. The Initial Reinsurance Premium shall be paid on the Effective Date or as soon thereafter as the amount has been determined. The Base Reinsurance Premiums shall be paid monthly in arrears. The Base Reinsurance Premium, when added to the EPRC, will at all times be equal to or less than the explicit charges collected by the Ceding Company from the contract holder for each covered GB risk listed in Schedule A of this Agreement. In the event no charges or fees are collected from the contract holder, no reinsurance premiums shall be paid.

          In the event the Ceding Company increases its charges for the contract holder or a contract benefit allows for reset which results in a higher fee for the contract holder, the Reinsurer may increase the reinsurance premiums, but not to exceed the limitation described in the foregoing paragraph of this Article III, Section 1.

     B. Reinsurer shall pay a Ceding Commission to the Ceding Company in the amount of $1,560,000. This amount shall be offset by the Initial Reinsurance Premium amount owed to Reinsurer above.

2.   OFFSET

     Any debts or credits relating solely to this Agreement, regardless of how, when or where they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer shall be offset and only the balance allowed or paid. If either the Ceding Company or the Reinsurer is under formal delinquency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such delinquency proceedings. The application of this offset provision shall not be deemed to constitute diminution of liability in the event of insolvency of either party.

3.   REIMBURSEMENT OF LOSSES

     A. All reinsurance claims settlements are subject to the terms and conditions of the Individual Policy under which the Ceding Company is liable, The Reinsurer shall accept the Ceding Company's good faith settlement of all GB claims under the Contracts. When requested, the Ceding Company shall provide the Reinsurer with copies of any documentation within the Ceding Company's possession with respect to specific GB claims under the Contracts or with respect to items used to compute amounts contained in the accounting reports.


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     B.   The Reinsurer shall pay losses as of the end of the calendar month immediately following the calendar month when the losses are incurred.

4.   REPORTS

     The Ceding Company shall prepare periodic reports as described in Schedule D and submit these to the Reinsurer within thirty (30) days of the end of each month. Amounts due to or from the parties shall be netted and only net amounts paid, subject to the terms and conditions set forth in section 8 of this Article III. Amounts due the Reinsurer or the Ceding Company as determined by the Ceding Company shall be settled in the manner as described in section 8 below. If, subsequent to the Amendment Date, either party determines that it needs additional reports from the other party, it shall provide a written request to the other party detailing its business needs for the additional report. If the other party does not object in writing within thirty (30) days of receiving such a request, then Schedule D shall be updated to include such report in the list of those to be provided on a regular basis. The Ceding Company will provide the Reinsurer with information necessary to properly account for the business reinsured, as specified in this Agreement.

5.   EXPENSE, PROFIT AND RISK CHARGE

     The Reinsurer will be entitled to a payment for EPRC as calculated pursuant to the terms of Schedule C, payable monthly in arrears.

6.   TERMINAL SETTLEMENTS

     In the event this Agreement is terminated, an accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties. The net payment to the Ceding Company shall be an amount of cash equal to the Treaty Reserves less any applicable reinsurance premiums and EPRC due and not paid plus any losses due and not paid.

7.   CLAIMS, EXPENSES AND EXTRA-CONTRACTUAL DAMAGES

     Expenses incurred by the Ceding Company in settling, defending or investigating a claim for Individual Policy liability relating to GB risks reinsured under this Agreement shall be covered under this Agreement, but in no event shall the following categories of expenses or liabilities be covered under this Agreement:

          A.   routine investigative or administrative expenses;

          B. expenses incurred in connection with a dispute or contest arising out of the conflicting claims of entitlement to Policy proceeds or benefits which the Ceding Company admits are payable;

          C. expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company for consequential, compensatory, punitive or exemplary damages; and


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          D.   expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct.

8.   MONTHLY SETTLEMENTS

     Notwithstanding any provision in this Agreement to the contrary, all settlements of account between the Ceding Company and the Reinsurer shall be made in cash or cash equivalents. If an amount is due the Reinsurer, it shall be paid by the due date of the report. If an amount is due the Ceding Company, it shall be paid within sixty (60) days of receipt of the report.

                                   ARTICLE IV
                                     ERRORS

This Agreement will not be abrogated by the failure of either the Ceding Company or the Reinsurer to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or the Reinsurer. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. No interest shall be paid on errors.

                                    ARTICLE V
                                      FORMS

Upon request, the Ceding Company will furnish the Reinsurer with any specimen copies of its applications, forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under this Agreement, and will keep the Reinsurer informed with proper documentation as to any modifications or new forms which would be required for the proper administration of reinsurance under this Agreement.

                                   ARTICLE VI
                           REPRESENTATIONS, WARRANTIES
                                  AND COVENANTS

1.   CHANGES TO CEDING COMPANY PROCEDURES

     Except as set forth in paragraph 2 below, during the term of this Agreement the Ceding Company shall not permit a Material Change to its:

          A. normal underwriting practices and procedures when issuing Contracts with GB risks, particularly with regard to policy coverages and benefits, classes of persons


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               insured and requirements for medical examinations and other underwriting information;

          B. normal practices and procedures of investigating and administering claims; and

          C. method of determining any value used to compute net retained claims.

2.   CONSENT TO CHANGES IN CEDING COMPANY PROCEDURES

     The Ceding Company shall promptly notify the Reinsurer in writing of its intent to take any action which, if performed, would breach one or more of the covenants contained in paragraph 1. If the Reinsurer determines that such action would not adversely affect its economic interests under this Agreement, it shall consent in writing to the action by the Ceding Company.

                                   ARTICLE VII
                              AUDIT AND INSPECTION

1. The Reinsurer may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. The Ceding Company shall cooperate in the audit, including providing at the office of the Reinsurer any information requested by the Reinsurer in advance of the audit.

2. Each party, or its duly authorized representative, shall have access at any reasonable time during regular business hours to the original and any non-identical copies of all electronic and hard copy papers, books, records and documents relating or referring to, connected with or affecting reinsurance under this Agreement that are within the possession or control of the other party.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

The Reinsurer and the Ceding Company may come into the possession or knowledge of Confidential Information of either party in fulfilling their obligations under this Agreement. The Reinsurer and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of the Reinsurer or the Ceding Company; provided however, that the Reinsurer and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

If the Reinsurer or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena,


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civil investigative demand or similar process) to disclose Confidential
Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, the Reinsurer or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with the Reinsurer or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from redisclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

Notwithstanding anything in this Article VIII to the contrary, both the Ceding Company and the Reinsurer (and each employee, representative, or other agent of either of them) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either the Ceding Company or the Reinsurer relating to such tax treatment and tax structure.

                                   ARTICLE IX
                                   INSOLVENCY

1. In the event of the insolvency of the Ceding Company, all reinsurance under this Agreement shall be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, on the basis of the liability of the Ceding Company under the Individual Policies reinsured without diminution because of the insolvency of the Ceding Company.

2. In the event of the insolvency of the Ceding Company, the domiciliary liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim on a Contract made against the Reinsurer within a reasonable time after such claim is filed in the liquidation proceeding. During the pendency of the claim, the Reinsurer may investigate the claim and interpose in the proceeding where such claim is to be adjudicated at its own expense, any defenses that the Reinsurer considers available to the Ceding Company or its liquidator, receiver or statutory successor. If two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose a defense to the claim, the claim shall be apportioned under the terms of the reinsurance agreement as though the expense had been incurred by the Ceding Company.

3. A proportionate share of the expense thus incurred by the Reinsurer shall be charged, subject to court approval, against the Ceding Company as part of the expense of liquidation, commensurate with the benefit which may accrue to the Ceding Company as a result of the defense undertaken by the Reinsurer.


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4.   The Reinsurer's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of the Reinsurer, the liability of the Reinsurer shall not terminate but shall continue with respect to the reinsurance ceded to the Reinsurer by the Ceding Company prior to the date of such insolvency, and the Ceding Company shall continue to have a security interest in any and all sums held by or under deposit in the name of the Reinsurer.

                                    ARTICLE X
                            PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and the Reinsurer. The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between the Reinsurer and any annuitant, contract owner, beneficiary or other insurance company affiliate under any contracts of the Ceding Company which may be reinsured or retroceded hereunder. In no instance shall anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement.

                                   ARTICLE XI
                      DURATION AND TERMINATION OF AGREEMENT

1.   Except as otherwise provided, this Agreement is unlimited in duration.

2. This Agreement can be terminated for new business by either the Ceding Company or the Reinsurer, subject to thirty (30) days advance written notice.

3. The Reinsurer may terminate this Agreement if the Ceding Company breaches a covenant contained in Article VI, Section 1 and the Reinsurer does not otherwise consent as provided for in Article VI, Section 2.

4. The Ceding Company may terminate this Agreement if the Ceding Company is unable to secure reserve credit as described in Article XII, Section 1.

5. In the event that more than 50% of the stock of the Reinsurer is ever held by an individual or entity who is not affiliated with the Ceding Company, then the Ceding Company may terminate this Agreement on thirty (30) days written notice to the Reinsurer. The Reinsurer is obligated to provide the Ceding Company with written notice immediately upon the transfer of 50% or more of its stock to an individual or entity who is not affiliated with the Ceding Company.

6. The Ceding Company shall have the right at its sole discretion to terminate this Agreement on December 31, 2019.


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7.   This Agreement is automatically terminated when all GB risks terminate.

                                   ARTICLE XII
                                 RESERVE CREDIT

1.   RESERVE CREDIT

     It is the intention of the Ceding Company and the Reinsurer that the Ceding Company receive full statutory accounting credit for reinsurance ceded to the Reinsurer pursuant to this Agreement in all jurisdictions in which the Ceding Company is authorized to do business or accredited as a reinsurer. In addition to the requirements of other provisions of this Agreement, the Reinsurer agrees to take any other steps necessary for the Ceding Company to receive such statutory accounting treatment. If, despite its best efforts, the Reinsurer is unable or fails to comply with the terms of this section, it shall immediately notify the Ceding Company, and the Ceding Company shall have the right to terminate this Agreement and recapture all reinsurance hereunder pursuant to Articles VI and XI.

2.   TRUST

     A. In order for the Ceding Company to take full reinsurance credit in any and all jurisdictions where the Ceding Company conducts business or is accredited as a reinsurer, the Reinsurer may provide, at its sole expense, one or more trust accounts for the sole use, benefit and security of the Ceding Company. The Reinsurer and any such trust account(s) shall comply with all applicable New York laws, including New York Insurance Regulation 20 (11 NYCRR Part 125.5), New York Insurance Regulation 114 (11 NYCRR Part 126) and New York Insurance Law sections 1301 and 1308. To the extent that the Reinsurer opts to use one or more trust accounts as Collateral, the following paragraphs in this Article XII, Section 2, shall apply to such trust(s).

     B. Prior to depositing assets with the trustee, the Reinsurer shall execute assignments, endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, and take any other steps required in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary, negotiate any such assets without consent or signature from the Reinsurer or any other person or entity.

     C. The assets in the trust(s) shall be invested and reinvested so as to satisfy its obligation to ensure that the Ceding Company receives full statutory accounting credit for reinsurance ceded to the Reinsurer in all jurisdictions in which the Ceding Company is authorized to do business. All investments shall be limited to those permitted by New York Insurance Regulation 114 (11 NYCRR Part 126) and any successors thereto. Substitutions of assets will be permitted, consistent


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          with New York Regulation 114 (11 NYCRR Part 126.4(c)) and any
          successors thereto.

     D. If, at the end of any calendar month, the Treaty Reserve for the Reinsurer's share of the premium payments (net of commissions) relating to the GB risks on the Contracts exceeds the fair market value of all Collateral, the Reinsurer shall either deposit cash or securities which meet the requirements of paragraph C in an amount equal to the shortfall into the trust(s), or furnish one or more letters of credit consistent with the terms of Article XII, section 3, so that the total Collateral meets the requirements of Article XII,
          Section 1. However, if at the end of any calendar month the fair market value of all Collateral exceeds the Treaty Reserve required for the Reinsurer's share of the GB risks, the Reinsurer may request that the Ceding Company withdraw from the trust(s) an amount not greater than such excess amount and deliver that amount to the Reinsurer, consistent with applicable legal requirements. In addition, the Reinsurer shall have the discretion to add additional amounts to the trust(s) or to refrain from requesting a withdrawal of excess funds from the trust(s), All withdrawals of assets from the trust(s) shall be made by the Ceding Company.

     E. The Reinsurer shall pay all trustee and custodial fees for the trust(s). Assets in the trust(s) shall not be used to pay any such fees.

     F. The Ceding Company or its successors in interest may draw against the assets in said trust account(s) at any time, notwithstanding any other provision in this Agreement, and shall utilize the amount drawn for one or more of the following reasons only:

          (i) To pay the Reinsurer's share or to reimburse the Ceding Company for the Reinsurer's share of any premiums returned to the owners of Individual Policies reinsured under this Agreement on account of cancellations of such Policies;

          (ii) To reimburse the Ceding Company for the Reinsurer's share of GB claims paid by the Ceding Company under the terms and conditions of the Individual Policies reinsured under this Agreement;

          (iii) To fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company's liabilities for Contracts ceded under this Agreement (such amount shall include, but not be limited to, amounts for statutory policy reserves, claims and losses incurred, and unearned premiums);

          (iv) To pay any other amounts the Ceding Company claims are due under this Agreement.

          The foregoing limitation on the use of withdrawn funds shall apply to the Ceding Company or any successor, including, without limitation, any liquidator,


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          rehabilitator, receiver or conservator of the Ceding Company, and shall apply without diminution because of insolvency on the part of the Ceding Company or the Reinsurer.

     G. The rights and liabilities of the Ceding Company and the Reinsurer, as set forth in this Article XII, Section 2, shall not be diminished in any manner by the insolvency of the other party.

3.   LETTERS OF CREDIT

     A. The Reinsurer shall provide one or more letters of credit payable to the Ceding Company. The total amount of such letters of credit shall equal the difference between the total Collateral required by Article XII, Section 1, and the amount of Collateral contained in all trusts established pursuant to Article XII, Section 2. The amount of such letters of credit shall be adjusted annually. Any letters of credit entered into pursuant to this subsection shall comply with all applicable laws, including but not limited to the insurance laws of the State of New York.

     B. The Reinsurer and the Ceding Company agree that any letters of credit provided by the Reinsurer may be drawn upon by the Ceding Company at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

          (i) To pay the Reinsurer's share or to reimburse the Ceding Company for the Reinsurer's share of any premiums returned to the owners of Individual Policies reinsured under this Agreement on account of cancellations of such Policies;

          (ii) To reimburse the Ceding Company for the Reinsurer's share of GB claims paid by the Ceding Company under the terms and conditions of the Individual Policies reinsured under this Agreement;

          (iii) To fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company's liabilities for Contracts ceded under this Agreement (such amount shall include, but not be limited to, amounts for statutory policy reserves, claims and losses incurred, and unearned premiums);

          (iv) To pay any other amounts the Ceding Company claims are due under this Agreement.


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     C.   The foregoing limitation on the use of withdrawn funds shall apply to the Ceding Company or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, and shall apply without diminution because of insolvency on the part of the Ceding Company or the Reinsurer.

4.   JURISDICTION ISSUES

     To the extent necessary to meet its obligations pursuant to Article XII,
     Section 1, the Reinsurer hereby agrees to the following:

          A. In the event that the Reinsurer fails to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company shall:

               (i) submit to the jurisdiction of any court with jurisdiction in any state of the United States;

               (ii) comply with all requirements necessary to give the court described in clause (i) above jurisdiction;

               (iii) abide by the final decision of the court or of any
                     appellate court in the event of an appeal; and

               (iv) designate the commissioner or an attorney licensed in, and having offices in, New York as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Ceding Company.

          B. This Article XII, Section 4 is not intended to conflict with or override the obligation of the parties to arbitrate their disputes pursuant to Article XIII.

                                  ARTICLE XIII
                                   ARBITRATION

1.   ARBITRATION

     If the Ceding Company and the Reinsurer cannot mutually resolve a dispute regarding the interpretation or operation of this Agreement, the dispute shall be decided through arbitration as set forth in Schedule E. The arbitrators shall base their decision on the terms and conditions of this Agreement, plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrator's decision to judgment.

2.   FEDERAL ARBITRATION ACT

     The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by paragraph 1, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

                                   ARTICLE XIV
                            DEFERRED ACQUISITION COST
                                  TAX ELECTION

1. The Reinsurer and the Ceding Company each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code of 1986 (the "Code").

2. With respect to this Agreement, the Reinsurer and the Ceding Company agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations, whereby:

     A. Each party shall attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the Regulation has been made;

     B. The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l);

     C. Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and

     D. This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

                                   ARTICLE XV
                                ENTIRE AGREEMENT

1. This Agreement represents the entire agreement between the parties with respect to the business being reinsured hereunder and supercedes any prior oral or written agreement between the parties regarding its subject matter.

2. Any changes or modifications to the Agreement will be null and void unless made by amendment to the Agreement and signed by both parties.

3. A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

                                   ARTICLE XVI
                                  MISCELLANEOUS

1.   CURRENCY

     All currency will be payable in United States dollars.

2.   HEADINGS AND SCHEDULES

     Headings are not a part of this Agreement and shall not affect its terms. The attached Schedules are a part of this Agreement.

3.   NOTICES

     All notices and communications hereunder shall be in writing and, except in those instances when actual notice is required, shall be deemed given:
     (a)(i) when delivered personally, (ii) when made or given via facsimile transmission or electronic media, or (iii) when mailed by certified mail or registered mail (return receipt requested); and (b) when addressed as provided below.

     All notices or communications to the Reinsurer under this Agreement shall be addressed as follows:

          Mr. Keith J. Ryan
          Chief Financial Officer
          Lincoln National Reinsurance Company (Barbados) Limited
          1300 S. Clinton Street
          Fort Wayne, IN 46802-3518

     All notices and communications to the Ceding Company under this Agreement shall be directed to:

          Lincoln Life & Annuity Company of New York
          c/o Craig E. Hanford
          Assistant Vice-President
          The Lincoln National Life Insurance Company
          1300 S. Clinton Street
          Fort Wayne, Indiana 46802-3518

4.   SEVERABILITY

     If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

5.   GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.   SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any rehabilitator, conservator, liquidator, or statutory successor of either party.

7.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8.   AMENDMENT OR WAIVER

     No amendment or waiver of any provision of this Agreement shall be effective unless set forth in writing, signed by duly authorized officers of the parties. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

9.   INTERPRETATION

     For purposes of this Agreement, the words "hereof," "herein," "hereby," and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

10.  INVESTIGATIONS

     The Ceding Company will notify the Reinsurer immediately, in writing, of any and all investigations of the Ceding Company or its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state or federal examinations. Likewise, the Reinsurer will notify the Ceding Company immediately, in writing, of any and all investigations of the Reinsurer or its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state or federal examinations.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the dates shown below.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


By: /s/ Thomas L. Spurling                Date: 2/4/10
    -----------------------------------
    Name  THOMAS L. SPURLING
    Title AVP


LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED


By: /s/ Keith J. Ryan                     Date: 2/4/10
    -----------------------------------
    Keith J. Ryan
    Chief Financial Officer

                                    SCHEDULES

SCHEDULE A   GB REINSURANCE BENEFITS

SCHEDULE B   CONTRACTS WITH ACCEPTED COVERAGES

SCHEDULE C   PREMIUM RATES

SCHEDULE D   REPORTS

SCHEDULE E   ARBITRATION

                                   SCHEDULE A

                             GB REINSURANCE BENEFITS

Each contract listed in Schedule B contains one or more GB. GBs which are covered by this Agreement include the following:

MARKETING NAME OF BENEFIT                            POLICY FORM NOS.
--------------------------------------------------   ----------------
LINCOLN SMARTSECURITY(R) ADVANTAGE
   Variable Annuity Rider                                       32793

i4LIFE(R) ADVANTAGE WITH GUARANTEED INCOME BENEFIT
   Variable Annuity Income Rider                                 I4LA
   GIB                                                            GIB
   IGIB (Increasing GIB)                                         IGIB
   AGIB (Annual GIB)                                             AGIB

4LATER(R) ADVANTAGE
   Guaranteed Income 4 Later Rider                             4Later

LINCOLN LIFETIME INCOME(SM) ADVANTAGE
   Variable Annuity Living Benefits Rider                      AR-512

                                   SCHEDULE B

                             CONTRACTS WITH ACCEPTED
                                    COVERAGES

Contracts covered by this Agreement include all Contracts issued by the Ceding Company from the following list.

ChoicePlus Variable Annuity
ChoicePlus Access Variable Annuity
ChoicePlus II Variable Annuity
ChoicePlus II Access Variable Annuity
ChoicePlus II Bonus Variable Annuity
ChoicePlus II Advance Variable Annuity
ChoicePlus Assurance (A Share)
ChoicePlus Assurance (B Share)
ChoicePlus Assurance (C Share)
ChoicePlus Assurance (Bonus)
ChoicePlus Assurance (L Share)
ChoicePlus Momentum Income Option
ChoicePlus Design (includes all share classes)
American Legacy III
American Legacy III Plus
American Legacy III View
American Legacy III C-Share
Shareholders Advantage
American Legacy Design (includes all share classes)

                                   SCHEDULE C

                              PREMIUM RATE SCHEDULE
                            EFFECTIVE JANUARY 1, 2010

INITIAL REINSURANCE PREMIUM:

The Initial Reinsurance Premium shall equal the Treaty Reserve applicable to each Individual Policy inforce on the Effective Date.

BASE REINSURANCE PREMIUM RATES:

                                                                                 ALL
           TYPE OF BENEFIT                                                    CONTRACTS
---------------------------------------------------------------------------------------------------------
                                                                  BASE         EXPENSE,
                                          RATES APPLIED        REINSURANCE     PROFIT,
                                            TO RIDERS        PREMIUM ANNUAL   AND RISK
              GLB TYPE                      EFFECTIVE             RATE          CHARGE       APPLIED TO
---------------------------------------------------------------------------------------------------------
                                         Riders effective
                                        prior to 5/15/2004       0.350%         0.050%

                                         Riders effective
 Lincoln SmartSecurity Advantage - 5      5/15/2004 thru         0.400%         0.050%       Guaranteed
         Yr Optional Reset                  1/20/2009                                       Benefit (#)

                                       Riders effective or
                                        reset on or after        0.600%         0.050%
                                             1/20/2009
---------------------------------------------------------------------------------------------------------
                                         Riders effective        0.550%         0.050%
                                         before 1/20/2009
 Lincoln SmartSecurity Advantage - 1                                                         Guaranteed
         Yr Automatic Reset            Riders effective or                                  Benefit (#)
                                        reset on or after        0.600%         0.050%
                                            1/20/2009
---------------------------------------------------------------------------------------------------------
                                         Riders effective
                                         before 1/20/2009        0.550%         0.050%
 Lincoln SmartSecurity Advantage - 1                                                         Guaranteed
  Yr Automatic Reset - Single Life     Riders effective or                                  Benefit (#)
  Option with Lifetime Withdrawals      reset on or after        0.600%         0.050%
                                            1/20/2009
---------------------------------------------------------------------------------------------------------
                                         Riders effective
                                         before 1/20/2009        0.700%         0.050%
 Lincoln SmartSecurity Advantage -1                                                         Guaranteed
  Yr Automatic Reset - Joint Life      Riders effective or                                  Benefit (#)
  Option with Lifetime Withdrawals      reset on or after        0.750%         0.050%
                                            1/20/2009
---------------------------------------------------------------------------------------------------------
                                         Riders effective
                                         before 1/20/2009        0.450%         0.050%
          4LATER Advantage                                                                    Current
                                       Riders effective or                                Income Base (#)
                                        reset on or after        0.600%         0.050%
                                            1/20/2009
---------------------------------------------------------------------------------------------------------
                                        Riders effective
                                        before 10/1/2009         0.400%         0.050%
                                                                                              Variable
 Guaranteed Income Benefit on i4Life   Riders effective or                                 Account Value
                                        reset on or after        0.850%         0.050%
                                            10/1/2009
---------------------------------------------------------------------------------------------------------
                                        Riders effective
                                        before 10/1/2009         0.400%         0.050%
Increasing Guaranteed Income Benefit                                                          Variable
                                       Riders effective or                                 Account Value
                                        reset on or after        0.850%         0.050%
                                            10/1/2009
---------------------------------------------------------------------------------------------------------
                                        Riders effective
                                        before 10/1/2009         0.400%         0.050%
  Annual Step-Up Guaranteed Income                                                            Variable
              Benefit                  Riders effective or                                 Account Value
                                        reset on or after        0.850%         0.050%
                                            10/1/2009
---------------------------------------------------------------------------------------------------------

                                                                                 ALL
           TYPE OF BENEFIT                                                    CONTRACTS
---------------------------------------------------------------------------------------------------------
                                                                  BASE         EXPENSE,
                                          RATES APPLIED        REINSURANCE     PROFIT,
                                            TO RIDERS        PREMIUM ANNUAL   AND RISK
              GLB TYPE                      EFFECTIVE             RATE          CHARGE       APPLIED TO
---------------------------------------------------------------------------------------------------------
                                         Riders effective        0.700%         0.050%
                                         before 1/20/2009
 Lincoln Lifetime Income Advantage                                                           Guaranteed
                                       Riders effective or                                  Benefit {#)
                                        reset on or after        0.850%         0.050%
                                            1/20/2009
---------------------------------------------------------------------------------------------------------
                                         Riders effective
                                         before 10/1/2009        0.400%         0.050%
 Lincoln Lifetime Income Advantage                                                            Variable
   (transitioning to i4LIFE GIB)       Riders effective or                                 Account Value
                                        reset on or after        0.850%         0.050%
                                            10/1/2009
---------------------------------------------------------------------------------------------------------

Reinsurance premium shall step up to the current charge for any Policy that resets.

(#) Guaranteed Benefit amount and Current Income Base amount are as calculated by the terms of the applicable riders.

REINSURER'S EXPENSE, PROFIT AND RISK CHARGE (EPRC):

EPRC shall equal the annual rates shown above, payable monthly in arrears computed in the manner as more fully described below.

MONTHLY PAYMENT OF REINSURANCE PREMIUM:

Both the Base Reinsurance Premium and the EPRC are payable in arrears after the end of each calendar month. The monthly payment for all benefit types shall be computed by adding the appropriate Base Reinsurance Premium annual rate to the EPRC annual rate, then dividing the total by twelve and multiplying the result times the end of the month Guaranteed Benefit Amount, the Current Income Base or the Variable Account Value, as applicable.

                                   SCHEDULE D

                                     REPORTS

Within 30 days after the end of each calendar month, the Ceding Company will furnish the Reinsurer with a summary report that includes claims relating to GB risks, statutory reserves, Treaty Reserves and calculated reinsurance premium for the business covered by this Agreement. Within 30 days after the end of each calendar quarter, the Ceding Company will furnish the Reinsurer with a summary report for tax reserves.

                                   SCHEDULE E

                                   ARBITRATION

To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a single arbitrator. In order to be eligible to serve as an arbitrator, an individual must not be a present or former officer, attorney or consultant of the Ceding Company or the Reinsurer or of either of their affiliates. The arbitrator must be neutral, impartial, and disinterested.

The Ceding Company and the Reinsurer shall each name three candidates to serve as an arbitrator. The Ceding Company and the Reinsurer shall take turns striking the name of one of the remaining candidates from the initial six candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the arbitrator, the candidate whose name was stricken last shall be nominated as the arbitrator, This process shall continue until a candidate has been chosen and has accepted. The first turn at striking the name of a candidate shall belong to the party that is responding to the other party's initiation of the arbitration. Once chosen, the arbitrator is empowered to decide all substantive and procedural issues.

It is agreed that the arbitrator shall be neutral, impartial, and disinterested regarding the dispute on the basis described in the "Arbitration" article of the Agreement. Therefore, at no time will either the Ceding Company or the Reinsurer contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the Ceding Company and the Reinsurer to inform the individual actually chosen as arbitrator of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrator concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party. Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

The arbitration hearing shall be held on the date fixed by the arbitrator. In no event shall this date be later than six months after the appointment of the arbitrator. The arbitration hearing shall be held in Syracuse, New York. As soon as possible, the arbitrator shall establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing. each party shall provide the other party and the arbitrator with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrator may consider any relevant evidence; he or she shall give the evidence such weight as he or she deems it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrator shall issue a written decision that sets forth his or her findings and any award to be paid as a result of the arbitration, except that the arbitrator may not award punitive or exemplary damages. In his or her decision, the arbitrator shall also apportion the costs of arbitration, which shall include, but not be limited to, his or her own fees and expenses.


                                       24